UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

SulphCo, Inc.

(Exact name of registrant as specified in charter)

Nevada	001-32636	88-0224817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(Address of principal executive offices)  (Zip Code)

(713) 896-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 30, 2010, SulphCo, Inc. (the “Company”) received notice (the “Notice”) from the staff of the NYSE Amex LLC (the “Exchange”) that, based on the Exchange’s review of publicly available information, the Company does not meet certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”).

Specifically, the Exchange noted that the Company is not in compliance with Section 1003(a)(iii) of the Company Guide, because its stockholders’ equity is less than $6 million and it has losses from continuing operations and net losses in its five most recent fiscal years.  The Company’s stockholders’ equity was approximately $5.3 million, as of March 31, 2010.

In order to maintain listing of the Company’s common stock on the Exchange, the Company is entitled to submit a plan by July 30, 2010, advising the Exchange of the actions the Company has taken, or will take, that would bring it into compliance with the continued listing standard identified above by December 30, 2011.  If the Exchange accepts the plan, then the Company will be able to continue its listing during the plan period up to December 30, 2011, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan.  If the Exchange does not accept the Company’s plan, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then the Exchange may initiate delisting proceedings.

The Company has begun developing its plan for regaining compliance and has already informed the Exchange staff that it intends to make a timely submission to the Exchange in which it will outline the actions and timeframe by which the Company intends to cure the listing deficiency and to regain its compliance with the Exchange’s continued listing requirements.

On July 7, 2010, the Company issued a press release announcing the Company had received the Notice from the staff of the Exchange.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included herein and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Section 8 – Other Events

Item 8.01.  Other Events.

On June 30, 2010, the 127th Judicial District Court of Harris County, Texas preliminarily approved a proposed settlement (the “Proposed Settlement”) regarding the derivative claim against certain current and former officers and directors of the Company.  The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, et al, Cause No. 2008-66743 (the “Lawsuit”).  If ultimately approved, the Proposed Settlement would, among other things, result in the dismissal of the claims asserted in the Lawsuit with prejudice.  The terms contemplated by the Proposed Settlement will not have a material impact on the financial condition of the Company.  A copy of the Proposed Settlement is attached as Exhibit 99.2 to this Form 8-K.

On July 7, 2010, the Company issued a press release announcing the Proposed Settlement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included herein and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated July 7, 2010
99.2	Notice of Pendency and Proposed Settlement of Shareholder Derivative Action

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SulphCo, Inc.

Dated as of: July 7, 2010	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer Title: Vice President, Chief Financial Officer, Treasurer and Corporate Secretary